Exhibit 5.2

March 20, 2023

Canadian Pacific Railway Limited

7550 Ogden Dale Road S.E.

Calgary, Alberta

T2C 4X9

Dear Sirs/Mesdames:

Re: Canadian Pacific Railway Company – Exchange Offer

Introduction

We have acted as Canadian counsel to Canadian Pacific Railway Company (the “Issuer”), a corporation governed by the Canada Business Corporations Act (the “CBCA”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration under the Act of, US$250,000,000 aggregate principal amount of 3.125% Notes due 2026 (the “2026 Notes”), US$425,000,000 aggregate principal amount of 2.875% Notes due 2029 (the “2029 Notes”), US$448,651,000 aggregate principal amount of 4.300% Notes due 2043 (the “2043 Notes”), US$499,165,000 aggregate principal amount of 4.950% Notes due 2045 (the “2045 Notes”), US$500,000,000 aggregate principal amount of 4.700% Notes due 2048 (the “2048 Notes”), US$550,000,000 aggregate principal amount of 3.500% Notes due 2050 (the “2050 Notes”) and US$425,000,000 aggregate principal amount of 4.200% Notes due 2069 (the “2069 Notes”, and, together with the 2026 Notes, the 2029 Notes, the 2043 Notes, the 2045 Notes, the 2048 Notes and the 2050 Notes, the “Debt Securities”) of the Issuer, and the related guarantee thereof (the “Guarantee”) by Canadian Pacific Railway Limited (the “Guarantor”).

The Debt Securities will be issued pursuant to the provisions of a trust indenture dated as of September 11, 2015 (the “Indenture”) between the Issuer and Computershare Trust Company N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by a sixth supplemental indenture among the Issuer, the Guarantor and the Trustee relating to the Debt Securities and the provision of the Guarantee (the “Supplemental Indenture”).

As to various questions of fact material to our opinions that we have not verified independently, we have relied upon the following documents, copies of which have been provided to you:

(a)

a certificate of compliance dated March 17, 2023 in respect of the Issuer and the Guarantor each issued pursuant to the CBCA, on which we have relied exclusively in giving the opinion expressed in paragraph 1 below; and

(b)	a certificate of an officer of the Issuer and the Guarantor dated March 20, 2023 on which we have relied as to various matters of fact expressed therein (the “Officer’s Certificate”).

In addition, we have considered such questions of law, examined such other documents and conducted such investigations as we have considered necessary to enable us to express the opinions set forth herein.

Applicable Law

We are solicitors qualified to carry on the practice of law in Alberta and we express no opinions as to any laws, or any matters governed by any laws, other than the laws of Alberta and the federal laws of Canada applicable in Alberta that are in effect on the date hereof (“Alberta Law”).

Assumptions

In providing the opinions expressed herein, we have assumed:

(a)

the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies;

(b)

all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, electronic, notarial or other copies conform to the originals and we have assumed the veracity of all such documents;

(c)

the accuracy of the records maintained by all public offices where we have searched or enquired or have caused searches or enquiries to be conducted, as the case may be, and that such records continue to be accurate on the date hereof as if such searches or enquiries were conducted on the date hereof;

(d)	the Officer’s Certificate is complete, true and accurate;

(e)

that all agreements and other documents have been or will be prior to their execution and delivery duly authorized, executed and delivered by all of the parties thereto other than the Issuer and the Guarantor, and that such agreements and documents constitute or will constitute legal, valid and binding obligations of the parties thereto other than the Issuer and the Guarantor, enforceable against them in accordance with their respective terms.

(f)

no order, ruling or decision of any court or regulatory or administrative body is in effect or will be in effect at any material time that restricts any trades in securities of the Issuer or that affects or will affect any person or company (including the Issuer or any of its affiliates) that engages in such a trade; and

(g)	the Registration Statement is effective under the Securities Act and such effectiveness has not been terminated or rescinded.

Opinions

Based upon and subject to the foregoing, we are of the opinion that:

1.	Each of the Issuer and Guarantor has been duly organized and is validly existing as a corporation under the CBCA .

2.

Each of the Indenture and the Supplemental Indenture has been duly authorized by the Issuer and the Guarantor and, to the extent execution and delivery are matters governed by the laws of the Province of Alberta or the federal laws of Canada applicable therein, duly executed and delivered by the Issuer and the Guarantor.

3.

The Debt Securities have been duly authorized by the Issuer and, assuming that the Debt Securities will be on or prior to their issuance duly authenticated by the Trustee in the manner described in the Indenture, the Debt Securities will be, to the extent issuance, execution and delivery are matters governed by the laws of the Province of Alberta or the federal laws of Canada applicable therein, duly issued, executed and delivered by the Issuer.

4.

The (i) offering, issuance and sale of the Debt Securities under the Registration Statement and the execution and delivery by the Issuer and the Guarantor of the Supplemental Indenture; and (ii) the performance by the Issuer or the Guarantor of their respective obligations under the Indenture, do not contravene, constitute a default under, or result in a breach or violation of: (i) the articles or by-laws of the Issuer or the Guarantor, as applicable; or (ii) any statute or regulation in force in Alberta.

5.

If the Indenture is sought to be enforced in a proceeding in a court of competent jurisdiction in the Province of Alberta (an “Alberta Court”), an Alberta Court would, to the extent specifically pleaded, recognize the choice of New York law and uphold such choice as a valid choice of law and, upon appropriate expert evidence as to such law being adduced, apply such law to all substantive issues that under the conflict of laws rules of the Province of Alberta are to be determined in accordance with the proper or general law of a contract, provided that none of the provisions of the Indenture, or of New York law, are contrary to public policy as that term is applied by an Alberta Court, are illegal (under the laws of the Province of Alberta or any jurisdiction in which an obligation is to be performed), are not bona fide (that is, that it was not made with a view to avoiding the consequences of the laws of any other jurisdiction), or would be characterized by an Alberta Court as the direct or indirect enforcement of foreign revenue, expropriatory, penal or other public law; provided that, in matters of procedure, the laws of the Province of Alberta will be applied, an Alberta Court will apply any laws of the Province of Alberta that have overriding effect, and an Alberta Court will retain discretion to decline to hear such action if it is contrary to public policy, as that term is applied by an Alberta Court, for it to do so, or if it is not the proper forum to hear such an action, or if concurrent proceedings are being brought elsewhere. In our opinion, assuming that the same meaning would be given to their terms under New York law as under Alberta law, there are no reasons under the laws of the Province of Alberta or the federal laws of Canada applicable therein for avoiding enforcement of the choice of New York law in the Indenture, based on public policy, as that term is applied by an Alberta Court.

Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of the firm’s name under the headings “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours truly,

“Bennett Jones LLP”